EXHIBIT 10.5

                             SUPPLEMENTAL AGREEMENT

     THIS SUPPLEMENTAL AGREEMENT, made and entered into this 1st day of May, 2001, by and between ELVA INTERNATIONAL, INC., a Florida corporation, having its principal place of business at 222 Lakeview Avenue, Suite 415, West Palm Beach, FL 33401, (hereinafter "ELVA") and PERROT, LTD., a Bahamian corporation, Beaumont House, Bay Street, P.O. Box N8680, Nassau, Bahamas (hereinafter "PERROT").

     For and in consideration of the sum of $10.00, and other consideration, the receipt and sufficiency of all of which is hereby acknowledged, it is agreed by and between the parties as follows:

     1. PERROT agrees to buy common stock of ELVA, and ELVA agrees to sell such common stock to PERROT, at a price of $0.07 per share in a total amount of $200,000.00 (USD) representing 2,857,143 shares of such common stock, restricted under Rule 144.

     2. PERROT agrees to acquire an additional amount of such common stock at a price of $0.80 (post-split) per share in a total amount not to exceed $300,000.00 (USD) [375,000 shares] of such common stock of ELVA, restricted under Rule 144, such purchase(s) to be made on or before 31st day of July, 2001

     IN TESTIMONY WHEREOF, witness the signatures of the parties hereto.

PERROT, LTD.                                   ELVA INTERNATIONAL, INC.


By:   /s/ Lionel Rotcage                       By:        /s/ Cedric Colnot
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